            PROVIDENT FINANCIAL GROUP, INC. AND SUBSIDIARIES

EXHIBIT  12.2 -  COMPUTATION  OF RATIOS OF EARNINGS  TO COMBINED  FIXED
-----------------------------------------------------------------------
CHARGES AND PREFERRED STOCK DIVIDENDS
-------------------------------------

                                                                Year Ended December 31,
                                                    -----------------------------------------------
(In Thousands Except Ratios)                           2000      1999      1998      1997      1996
---------------------------------------------------------------------------------------------------
Earnings:
---------
Net income                                           73,614   150,949   122,427   114,715    80,622
Total provision (benefit) for income taxes           44,331    82,940    65,201    61,049    42,613
Income before income tax provision (benefit)        117,945   233,889   187,628   175,764   123,235
Fixed charges, excluding interest on deposits       207,369   129,583   133,724    93,955    93,213
Fixed charges, including interest on deposits       587,708   398,383   386,769   347,410   307,099
Adjusted earnings, excluding interest on deposits   325,314   363,472   321,352   269,719   216,448
Adjusted earnings, including interest on deposits   705,653   632,272   574,397   523,174   430,334

Fixed Charges:
--------------
Total interest Expense                              587,708   398,383   386,769   347,410   307,099
Interest on deposits                                380,339   268,800   253,045   253,455   213,886
Dividend requirement of preferred stock                 949       870       791       712       536
Adjustment to compute pretax preferred dividend         511       468       426       383       289
Fixed charges, excluding interest on deposits       208,829   130,921   134,941    95,050    94,038
Fixed charges, including interest on deposits       589,168   399,721   387,986   348,505   307,924

Ratio of Earnings to Fixed Charges:
-----------------------------------
Excluding interest on deposits                         1.56      2.78      2.38      2.84      2.30
Including interest on deposits                         1.20      1.58      1.48      1.50      1.40